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PERFORMANCE STOCK AGREEMENT

SunTrust Banks, Inc. ("SunTrust"), a Georgia corporation, pursuant to action of the Compensation Committee ("Committee") of its Board of Directors and in accordance with the SunTrust Banks, Inc. Executive Stock Plan ("Plan") has made the following 5 Performance Stock grants ("Grants") to _______________ ("Grantee") as an incentive for Grantee to promote the interest of SunTrust and its Subsidiaries:

Grant 1		________________ Shares

Grant 2		________________ Shares

Grant 3		________________ Shares

Grant 4		________________ Shares

Grant 5		________________ Shares

TOTAL		________________ Shares

This Performance Stock Agreement evidences these Grants, and these Grants have been made subject to all the terms and conditions set forth on the reverse side of this Performance Stock Agreement and in the Plan. These Grants have been made as of February 11, 1992 ("Grant Date").

SUNTRUST BANKS, INC.

_______________________________
Authorized Officer


ACKNOWLEDGMENT

Grantee hereby acknowledges the receipt of this Performance Stock Agreement.


_______________________________________________
Grantee					Date

	TERMS AND CONDITIONS OF PERFORMANCE STOCK GRANTED ON FEBRUARY 11, 1992


  1. Grants. All of the Grants have been made subject to all the terms and conditions set forth in the Plan and in this Performance Stock Agreement.

  2. Average Stock Price Conditions. A grant shall be awarded under this Performance Stock Agreement on the first date (which comes before the earlier of the fifth anniversary of the Grant Date or the date the Grantee's employment terminates for any reason whatsoever) that the average closing price for a share of Stock (as accurately reported in The Wall Street Journal or any successor selected by the Committee) over 20 consecutive trading days (on the New York Stock Exchange or any successor exchange on which Stock is traded) equals or exceeds the average stock price condition for such grant as follows:

   Grants	Average Stock Price Condition

   Grant 1               $ 45.60
   Grant 2		   53.20
   Grant 3		   60.80
   Grant 4		   68.40
   Grant 5		   76.00

However, if a grant fails to satisfy the related average stock price condition before the earlier of the fifth anniversary of the Grant Date or the date the Grantee's employment terminates for any reason whatsoever, such grant automatically shall be forfeited as of the earlier of such fifth anniversary of the Grant Date or the date his employment terminates. If a grant is awarded to Grantee under this 2, he thereafter shall be eligible to receive the dividends, if any, paid with respect to the Stock subject to such grant and to vote such Stock (to the same extent he would have been entitled to receive such dividends and to vote such Stock if he had purchased such Stock on the date the underlying grant is awarded to him) in accordance with the terms and conditions set forth in the Plan (including any dividend deferral election available under the Plan) respecting dividends and voting until the date he either forfeits his interest in such grant under this Performance Stock Agreement or such shares of Stock are transferred to him under 3 or 4.

  3.  Service Conditions.

(a) All of the Grants have been made subject to a service condition, and Grantee shall satisfy such condition with respect to each grant if he remains in the continuous employ of SunTrust and its Subsidiaries from the Grant Date through the earlier of the date he reaches age 64 or the 15th anniversary of the date such grant is awarded to him under 2 and, if he fails to satisfy such service condition with respect to any such grant, he shall forfeit his interest in such grant unless (1) the Committee waives this service condition at the time his employment actually terminates or (2) the Grantee as employment with SunTrust and its Subsidiaries terminates by reason of his death or his disability (as determined by the Committee using a standard which is no less rigorous than the standard for disability described in Section 22(e)(3) of the Code).

(b) Any interest in a grant of Performance Stock which the Grantee does not forfeit under 2 or 3(a) shall be transferred to the Grantee free of any forfeiture conditions under the Plan as soon as practicable after the service condition under 3(a) no longer applies; provided, however, if the Committee at any time before such transfer reasonably determines that the Grantee might have violated any applicable civil or criminal law or did violate the written Code of Conduct or Code of Ethics for officers and employees of SunTrust and its Subsidiaries, the Committee shall have the right to completely forfeit Grantee's interest in the Stock underlying all his Grants of Performance Stock without regard to whether (i) the Grantee has satisfied the service condition set forth in 3(a) before the date the Committee makes such determination or (ii) the Grantee's employment is (or might have been) terminated as a result of such conduct.

  4.  Change in Control.

(a) If the service condition set forth in 3 has not been satisfied by the Grantee on the date there is a change in control (as defined in 4(b)) of SunTrust, 3(a) shall cease to apply to the Grants on the date of such "change in control", and any interest in a grant of Performance Stock which had been awarded to the Grantee under 2 on or before the date of such "change in control" shall be transferred to him as soon as practicable after such date and any interest in a grant of Performance Stock which thereafter is awarded to the Grantee under 2 shall be transferred to him as soon as practicable after the date such grant is awarded to him under 2.


(b) The term "change in control" for purposes of this 4 shall mean a change in control of SunTrust of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (34 Act) as in effect on February 11, 1992, provided that such a change in control shall be deemed to have occurred at such time as (i) any "person" (as that term is used in Sections 12(d) and 14(d)(2) of the 34 Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the 34 Act) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of SunTrust or any successor of SunTrust; (ii) during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the shareholders of SunTrust approve any merger, consolidation or share exchange as a result of which stock shall be changed, converted or exchanged (other than a merger with a wholly-owned subsidiary of SunTrust) or any liquidation of SunTrust or any sale or other disposition of 50% or more of the assets or business of SunTrust; or (iv) the shareholders of SunTrust approve any merger or consolidation to which SunTrust is a party or a share exchange in which SunTrust shall exchange its shares for shares of another corporation as a result of which the persons who were shareholders of SunTrust immediately prior to the effective date of the merger, consolidation or share exchange shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger, consolidation or share exchange; provided, however, and notwithstanding the occurrence of any of the events described above, that no "change in control" shall be deemed to have occurred under this 4 if, prior to such time as a "change in control" would otherwise be deemed to have occurred, the Board determines otherwise.

  5. Withholding. The Committee shall have the right to reduce the number of shares of Stock actually transferred to the Grantee to satisfy the minimum applicable tax withholding requirements, and the Grantee shall have the right (absent any such action by the Committee and subject to satisfying the requirements, if any, under Rule 16b-3) to elect that the minimum applicable tax withholding requirements be satisfied through a reduction in the number of shares of Stock transferred to him.

  6. Nontransferable. No rights granted under the Plan or this Performance Stock Agreement shall be transferable by the Grantee other than by will or by the laws of descent and distribution, and the person or persons to whom such rights are so transferred shall be treated as the Grantee under this Performance Stock Agreement.

  7. Employment and Termination. Nothing in the Plan or this Performance Stock Agreement or any related material shall give the Grantee the right to continue in employment by SunTrust or by a Subsidiary or adversely affect the right of SunTrust or a Subsidiary to terminate the Grantee as employment with or without cause at any time.

  8. Other Laws. SunTrust shall have the right to refuse to issue or transfer any Stock under this Performance Stock Agreement if SunTrust acting in its absolute discretion determines that the issuance or transfer of such Stock might violate any applicable law or regulation.

  9. Securities Registration. The Grantee may be requested by SunTrust to hold any shares of Stock transferred to him under this Performance Stock Agreement for personal investment and not for purposes of resale or distribution to the public; and the Grantee shall, if so requested by SunTrust, deliver a certified statement to that effect to SunTrust as a condition to the transfer of such Stock to the Grantee.

  10.  Miscellaneous.

(a) A mere transfer of employment between SunTrust and a Subsidiary shall not be deemed a termination of employment under the Plan or this Performance Stock Agreement.

(b) This Performance Stock Agreement shall be subject to all of the provisions, definitions, terms and conditions set forth in the Plan, all of which are incorporated by this reference in this Performance Stock Agreement except that under this agreement the term Performance Stock Agreement under the Plan shall mean Restricted Stock Agreement under the Plan and Performance Stock shall mean Restricted Stock.

(c) The Plan and this Performance Stock Agreement shall be governed by the laws of the State of Georgia.

(d) The Grantee as entire interest in the Performance Stock underlying the Grants shall (without regard to 2, 3 or 4) be available to satisfy the claims of SunTrust as creditors if SunTrust (on any date before such interests are actually transferred under 3(b) to the Grantee) is generally not paying its debts as such debts become due (other than debts that are the subject of a bona fide dispute) or if an order for relief is entered against SunTrust in a bankruptcy case commenced by or against it under the United States Bankruptcy Code, or if SunTrust is the debtor in any proceeding commenced under any other bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar debtor relief law in which SunTrust is alleged to be insolvent or otherwise unable to pay its debts as such debts become due, and the Grantee shall forfeit his interest in such Stock and such Grants as of such date.


PERFORMANCE STOCK AGREEMENT
FIRST AMENDMENT
EFFECTIVE FEBRUARY 10, 1998



The terms and conditions set forth in the SunTrust Banks, Inc. Performance
Stock Agreement(s) (the "Agreement(s)") entered into with _____________________ under the Executive Stock Plan (the "Plan"), are hereby amended, effective as of February 10, 1998, as set forth below.

Performance Stock Granted in 1990

Grant #1 Award			_____________ Shares
Grant #2 Award			_____________ Shares
Grant #3 Award			_____________ Shares
Grant #4 Award			_____________ Shares
Grant #5 Award			_____________ Shares

Performance Stock Granted in 1992

Grant #1 Award			_____________ Shares

Any term which is not defined below shall have the meaning set forth in the Agreement(s).

1. The Agreement(s) is hereby amended by adding a Section 3.A thereto as follows:

  3.A   Phantom Stock Units.

(a) As of February 10, 2000 (the Conversion Date), an aggregate of ________ shares of Performance Stock previously awarded to the Grantee and with respect to which the relevant stock price condition set forth in 2 has been satisfied (such number of shares being set forth above and hereinafter referred to as the "Converted Shares") shall be converted into "Phantom Stock Units" (as described below) at the rate of one Phantom Stock Unit per Converted Share; provided, however, that no such conversion shall occur if, prior to the Conversion Date,
(1) the Grantee's employment with SunTrust and its Subsidiaries shall have terminated for any reason or (2) a "Change in Control" (as defined in 4) shall have occurred.

(b) The value of each Phantom Stock Unit shall at all times be equal to the value of a share of Stock. As of the Conversion Date, such Phantom Stock Units shall be fully vested and no longer subject to the conditions of 3 hereof. Payment in respect of such Phantom Stock Units shall be made to the Grantee in shares of Stock upon the earlier to occur of (1) the date on which the Grantee would otherwise have satisfied the conditions of 3(a) hereof with respect to the Converted Shares and (2) the date of occurrence of a "Change in Control."

(c) Upon the payment of dividends with respect to shares of Stock, the Grantee will be entitled to receive, with respect to each Phantom Stock Unit held by such Grantee, a cash payment equal to the dividend the Grantee would have received had such Phantom Stock Unit been a share of Stock.

SUNTRUST BANKS, INC.


By: _______________________________
Authorized Officer

ACKNOWLEDGMENT

I hereby approve the First Amendment to the Performance Stock Agreement(s) set forth under the Executive Stock Plan.

__________________________________________________              _______________
Grantee                                                               Date